                                                                    Exhibit 99.2

AUDITED FINANCIAL STATEMENTS

SunBelt Chlor Alkali Partnership
December 31, 2004
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                                                                               .
                                                                               .
                                                                               .
                        SunBelt Chlor Alkali Partnership

                          Audited Financial Statements

                     Years Ended December 31, 2004 and 2003

                                    CONTENTS

Audited Financial Statements

Report of Independent Registered Public Accounting Firm ..................   1
Balance Sheets ...........................................................   2
Statements of Operations .................................................   3
Statements of Partners' Deficit ..........................................   4
Statements of Cash Flows .................................................   5
Notes to Financial Statements ............................................   6

             Report of Independent Registered Public Accounting Firm

The Partners
SunBelt Chlor Alkali Partnership

We have audited the accompanying balance sheets of SunBelt Chlor Alkali Partnership as of December 31, 2004 and 2003, and the related statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SunBelt Chlor Alkali Partnership at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP

February 11, 2005
Cleveland, Ohio

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                        SunBelt Chlor Alkali Partnership

                                 Balance Sheets

                           December 31, 2004 and 2003

                                              2004           2003
                                          ------------   ------------
ASSETS
Current assets:
   Cash                                   $     22,609   $     11,600
   Receivable from Oxy Vinyls, LP            7,261,416      3,427,331
   Receivables from partners                 8,429,290      6,388,811
   Inventories                               2,111,018      2,482,776
   Prepaids and other current assets         1,116,377        959,720
                                          ------------   ------------
Total current assets                        18,940,710     13,270,238

Property, plant, and equipment, net        124,415,109    134,187,252
Deferred financing costs, net                1,041,922      1,122,069
                                          ------------   ------------
Total assets                              $144,397,741   $148,579,559
                                          ============   ============

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
   Amounts payable to partners            $  5,811,337   $  6,557,559
   Current portion of long-term debt        12,187,500     12,187,500
                                          ------------   ------------
Total current liabilities                   17,998,837     18,745,059

Long-term debt                             146,250,000    158,437,500

Partners' deficit                          (19,851,096)   (28,603,000)
                                          ------------   ------------
Total liabilities and partners' deficit   $144,397,741   $148,579,559
                                          ============   ============

See notes to financial statements.

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                        SunBelt Chlor Alkali Partnership

                            Statements of Operations

              For the Years Ended December 31, 2004, 2003 and 2002

                                       2004           2003           2002
                                   ------------   ------------   ------------
Revenues                           $105,764,129   $ 97,021,661   $ 65,158,183

Operating costs and expenses:
   Cost of sales                     45,281,281     41,699,987     38,945,085
   Depreciation and amortization     14,150,729     13,632,976     13,426,621
   Administrative and general        10,701,137      9,744,589      9,688,129
                                   ------------   ------------   ------------
                                     70,133,147     65,077,552     62,059,835
                                   ------------   ------------   ------------
Operating income                     35,630,982     31,944,109      3,098,348

Interest expense                    (12,336,188)   (13,217,344)   (14,098,500)
Interest income                         161,168         69,215             --
                                   ------------   ------------   ------------
Net income (loss)                  $ 23,455,962   $ 18,795,980   $(11,000,152)
                                   ============   ============   ============

See notes to financial statements.

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                        SunBelt Chlor Alkali Partnership

                         Statements of Partners' Deficit

              For the Years Ended December 31, 2004, 2003 and 2002

                                              PARTNERS
                                    ----------------------------
                                                        1997
                                    OLIN SUNBELT    CHLOR ALKALI
                                        INC.       VENTURE, INC.       TOTAL
                                    ------------   -------------   ------------
Balance at December 31, 2001        $(21,122,607)  $(21,122,607)   $(42,245,214)
   Cash contributions by partners     38,682,831     38,682,831      77,365,662
   Cash distributions to partners    (31,833,245)   (31,833,245)    (63,666,490)
   Net loss                           (5,500,076)    (5,500,076)    (11,000,152)
                                    ------------   ------------    ------------
Balance at December 31, 2002         (19,773,097)   (19,773,097)    (39,546,194)
   Cash contributions by partners     10,883,627     14,069,753      24,953,380
   Asset contributions by partner      3,186,126             --       3,186,126
   Cash distributions to partners    (17,996,146)   (17,996,146)    (35,992,292)
   Net income                          9,397,990      9,397,990      18,795,980
                                    ------------   ------------    ------------
Balance at December 31, 2003         (14,301,500)   (14,301,500)    (28,603,000)
   Cash distributions to partners     (7,352,029)    (7,352,029)    (14,704,058)
   Net income                         11,727,981     11,727,981      23,455,962
                                    ------------   ------------    ------------
Balance at December 31, 2004        $ (9,925,548)  $ (9,925,548)   $(19,851,096)
                                    ============   ============    ============

See notes to financial statements.

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                        SunBelt Chlor Alkali Partnership

                            Statements of Cash Flows

              For the Years Ended December 31, 2004, 2003 and 2002

                                                          2004           2003           2002
                                                      ------------   ------------   ------------
OPERATING ACTIVITIES
Net income (loss)                                     $ 23,455,962   $ 18,795,980   $(11,000,152)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation                                         14,070,581     13,552,828     13,346,472
   Amortization                                             80,148         80,148         80,148
   Loss on disposal of assets                              289,883        134,897        520,924
   Changes in assets and liabilities:
      Receivable from Oxy Vinyls, LP                    (3,834,085)     1,477,074     (4,360,275)
      Receivables from partners                         (2,040,479)      (156,701)     3,143,046
      Inventories                                          371,758        323,839       (225,287)
      Amounts payable to partners                         (746,222)       313,383       (272,559)
      Prepaid expenses and other current assets           (156,657)      (707,898)       (42,198)
                                                      ------------   ------------   ------------
Net cash provided by operating activities               31,490,889     33,813,550      1,190,119

INVESTING ACTIVITIES
Purchases of property, plant, and equipment             (4,588,322)   (10,575,538)    (2,764,252)
Proceeds on sale of property, plant, and equipment              --             --         62,146
                                                      ------------   ------------   ------------
Net cash used in investing activities                   (4,588,322)   (10,575,538)    (2,702,106)

FINANCING ACTIVITIES
Cash contributions by partners                                  --     24,953,380     77,365,662
Cash distributions to partners                         (14,704,058)   (35,992,292)   (63,666,490)
Principal payments on long-term debt                   (12,187,500)   (12,187,500)   (12,187,500)
                                                      ------------   ------------   ------------
Net cash (used in) provided by financing activities    (26,891,558)   (23,226,412)     1,511,672
                                                      ------------   ------------   ------------

Net increase (decrease) in cash                             11,009         11,600           (315)
Cash at beginning of year                                   11,600             --            315
                                                      ------------   ------------   ------------
Cash at end of year                                   $     22,609   $     11,600   $         --
                                                      ============   ============   ============

See notes to financial statements.

                        SunBelt Chlor Alkali Partnership

                          Notes to Financial Statements

                           December 31, 2004 and 2003

1.   ORGANIZATION

SunBelt Chlor Alkali Partnership (the Partnership) was formed on August 23, 1996 under a Partnership Agreement, between 1997 Chlor Alkali Venture, Inc. and Olin SunBelt Inc. (the Partners). 1997 Chlor Alkali Venture, Inc. is a wholly owned subsidiary of PolyOne Corporation (formerly The Geon Company) and Olin SunBelt Inc. is a wholly owned subsidiary of the Olin Corporation. Each of the Partners has a 50% interest in the Partnership. The Agreement provides that the capital investment of the Partners will be maintained and the Partnership's income or loss will be allocated to the Partners based on their ownership interest percentages.

The Partnership was formed for the purpose of construction and operation of a Chlor-Alkali facility. The facility, which is located in McIntosh, Alabama produces chlorine, caustic soda and hydrogen.

2.   SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENT

The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT, AND EQUIPMENT AND DEPRECIATION

Property, plant, and equipment are carried at cost. Major renewals and betterments are capitalized. Maintenance and repair expenditures which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation for all plant and equipment is computed using the straight-line method over their estimated useful lives. The ranges of estimated useful lives are as follows:

Land improvements            20 years
Buildings                    20 years
Machinery and equipment   15-20 years

                        SunBelt Chlor Alkali Partnership

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-lived assets are assessed for impairment when operating profits for the related business or a significant change in the use of an asset indicate that their carrying value may not be recoverable.

DEFERRED FINANCING COSTS

The costs incurred by the Partnership in obtaining its long-term debt have been capitalized and are being amortized over the term of the debt using the effective interest method.

FINANCIAL INSTRUMENTS

The carrying amount of long-term debt approximates its fair value. The fair value of the debt is estimated based on the present value of the underlying cash flow discounted at the Partnership's estimated borrowing rate.

REVENUE RECOGNITION

The Partnership recognizes revenues at the point of passage of title which is based on shipping terms.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are reflected in costs of sales.

INCOME TAXES

No provision is made for income taxes as the Partnership's results of operations are includable in the tax returns of the Partners.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.


                                                                               8
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                        SunBelt Chlor Alkali Partnership

                   Notes to Financial Statements (continued)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RISKS AND UNCERTAINTIES

Since the Partnership's major products are commodities, significant changes in the prices of chemical products could have a significant impact on the results of operations for any particular period. The Partnership had one major chlorine customer, OxyVinyls LP, during the periods presented, which accounted for 58.3%, 53.7%, and 47.3% of total sales for the years ended December 31, 2004, 2003, and 2002, respectively.

3.   INVENTORIES

Inventories are comprised as follows:

                       DECEMBER 31
                 -----------------------
                    2004         2003
                 ----------   ----------
Finished goods   $  521,364   $  738,369
Parts             1,589,654    1,744,407
                 ----------   ----------
                 $2,111,018   $2,482,776
                 ==========   ==========

4.   PROPERTY PLANT, AND EQUIPMENT

Property, plant, and equipment is comprised as follows:

                                          DECEMBER 31
                                  ---------------------------
                                      2004           2003
                                  ------------   ------------
Land and land improvements        $  4,862,826   $  4,862,826
Building                             3,507,389      3,242,600
Machinery and equipment            200,964,285    197,859,987
Construction in process              3,968,774      3,728,585
                                  ------------   ------------
                                   213,303,274    209,693,998
Less allowance for depreciation     88,888,165     75,506,746
                                  ------------   ------------
                                  $124,415,109   $134,187,252
                                  ============   ============

                        SunBelt Chlor Alkali Partnership

5.   TRANSACTIONS WITH AFFILIATES

The Partnership has various management service agreements, dated August 23, 1996, with the Olin Corporation. These agreements, which include compensation for managing the facility, an asset utilization fee, a fleet fee and a distribution fee, have terms from five to ten years with five year price adjustment renewals. Charges for these services were approximately $7,199,412, $6,813,237 and $6,423,396 for 2004, 2003, and 2002, respectively, and have been included within administrative and general expenses in the statement of operations. The Partnership also received contributions from its partners totaling $28,139,506 and $77,365,662 in 2003 and 2002, respectively, which were used for working capital purposes and to pay for costs incurred in constructing the production facility. The cash policy was changed during 2003 to not make distributions to the partners until the cash balance was sufficient to cover both the principal payment and the interest expense for the year. Contributions from the partners were discontinued with this policy change and the manufacturing costs were paid from receipts. The Partnership made distributions to its partners totaling $14,704,058, $35,992,292 and $63,666,490 in 2004, 2003,
and 2002, respectively.

In accordance with the Partnership Operating Agreement, the majority of chlorine produced by the Partnership is sold to Oxy Vinyls LP, which is 24% owned by PolyOne Corporation. The remaining chlorine and all of the caustic soda produced by the Partnership is marketed and distributed by the Olin Corporation.

6.   LONG-TERM DEBT

On December 23, 1997, the Partnership borrowed $195,000,000 in a private placement of debt. The debt is secured by the property, plant, equipment, and inventory of the Partnership. The term of the loan is 20 years at an interest rate of 7.23%. The first principal payment of $12,187,500 was paid on December 22, 2002 with equal annual payments due through December 22, 2017. Interest payments are payable semi-annually in arrears on each June 22 and December 22. Interest payments totaled $12,336,188, $13,217,344, and 14,098,500 in 2004,
2003, and 2002, respectively. The debt is guaranteed by the Partners.

                        SunBelt Chlor Alkali Partnership

7.   LEASES

The Partnership has operating leases for certain property, machinery, and equipment. At December 31, 2004, future minimum lease payments under noncancelable operating leases are as follows:

2005                                  $  633,845
2006                                     622,345
2007                                     588,220
2008                                     305,280
2009                                     251,460
Thereafter                                    --
                                      ----------
Total minimum future lease payments   $2,401,150
                                      ==========

Rent expense was approximately $599,720, $557,260, and 114,300 for the years ended December 31, 2004, 2003, and 2002 respectively.

8.   COMMITMENTS AND CONTINGENCIES

The Partnership is subject to legal proceedings and claims that arise in the ordinary course of its business. Management evaluates each claim and provides for any potential loss when the claim is probable to be paid and reasonably estimable. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the financial condition, results of operations or cash flows of the Partnership.


                                                                               8